EXHIBIT 23.1
CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
      We hereby consent to the incorporation by reference of our report dated December 5, 2021 relating to the consolidated financial statements of DLH Holdings Corp. (the “Company”) as of and for the years ended September 30, 2021 and 2020 included in this Annual Report on Form 10-K into the Company’s previously filed Registration Statements on Form(s) S-3 (File Nos. 333-238882, 333-215405, 333-184912, 333-74478 and 333-120423) and Form(s) S-8 (File Nos. 333-256329, 333-212702, 333-197374, 333-178830, 333-73426, 333-143951 and 333-225153).

/s/ WithumSmith+Brown, PC
New York, New York
December 5, 2021